Exhibit 4.49
CREDIT ARRANGEMENT LETTER
CBG (West) / 3224 / CAL601386
August 04, 2005
India Foils Limited,
1, Sagore Dutta Ghat Road,
Kamarhati,
Kolkata — 700 058
Dear Sirs,
We have pleasure in advising you that the Bank has sanctioned the following term loan facility to the company,

(Rs. in million)
Facilities	Limit
Term Loan	250.0
TOTAL	250.0
The aforesaid credit facilities are subject to the main terms and conditions (subject to change as per RBI directives / Bank’s policies from time to time) set out in Annexure I hereto which is deemed to be a part of this Credit Arrangement Letter. The credit assistance is also subject to the conditions that are contained in the documents, which the company has to execute between and in favour of ICICI Bank Limited.
Meanwhile please return to us the duplicate copy of this letter duly signed by the authorised signatory of the company in token of acceptance of the terms and conditions stipulated herein.
Yours faithfully,
/s/ Loknath Mishra
Asst. General Manager

For INDIA FOILS LIMITED

(signed)	(signed)
Authorised Signatory	Authorised Signatory

ICICI Bank Limited
ICICI Bank Towers	Tel. (91-22) 2653 1414	Regd. Off. : "Landmark"
Bandra-Kurla Complex	Fax: (91-22) 2653 1122	Race Course Circle
Mumbai 400 051, India.	Website www.icicibank.com	Vadodara 390 007, India

ANNEXURE 1
TERMS AND CONDITIONS

Facility	Corporate Loan

Limit	Rs.250.0 million

Currency	Rupee facility

Security	Secured by a first charge over the fixed assets of India Foils Limited.

Tenor / Repayment schedule	Amortisation schedule of the loan is attached as Annexure B.

Interest	The Company shall pay to ICICI Bank interest on the principal amount of the Facility outstanding from time to time monthly in each year on 20th day of each calender month. The rates of interest for each Tranche of the Facility (“the Applicable Rate”) shall be as follows:

From August 2005 till July 2006: Nil interest

From August 2006 till May 2008: 6.50% per annum below the sum of the ICICI Bank Benchmark Advance Rate and the Term Premium prevailing on the date of disbursement of such Tranche of the Facility, plus applicable interest tax or other statutory levy, if any.

The ICICI Bank Benchmark Advance Rate as on date is 11.00% per annum, the Term Premium as on date is 0.00% per annum and the Applicable Rate as on date is 4.50% per annum.

From June 2008 till May 2009: 1.00% per annum below the sum of the ICICI Bank Benchmark Advance Rate and the Term Premium prevailing on the date of disbursement of such Tranche of the Facility, plus applicable interest tax or other statutory levy, if any.

The ICICI Bank Benchmark Advance Rate as on date is 11.00% per annum, the Term Premium as on date is 0.00% per annum and the Applicable Rate as on date is 10.00% per annum.

From June 2009 till August 2012: ICICI Bank Benchmark Advance Rate and the Term Premium prevailing on the date of disbursement of such Tranche of the Facility, plus applicable interest tax or other statutory levy, if any.

The ICICI Bank Benchmark Advance Rate as on date is 11.00% per annum, the Term Premium as on date is 0.00% per annum and the Applicable Rate as on date is 11.00% per annum.

Above Interest rates shall be reset at the end of every 12 months from the date of disbursement of the first Tranche of the Facility at the applicable margin over over/below the sum of IBAR and the Term Premium prevailing on the reset date, plus applicable interest tax or other statutory levy, if any. The effective rate will be adjusted in the redemption premium payable by the company.

For INDIA FOILS LIMITED

(signed)	(signed)
Authorised Signatory	Authorised Signatory

Loan Processing Fee	Rs.21.5 million payable at the time of loan disbursement.

Interest calculation	Interest will be calculated on 365 day basis in respect of rupee loans.

Prepayment	The Company may pay any of the oustanding tranches (in part or full), on March 20th of each year from the 2nd year of the currency of the loan along with the stipulated redemption premium.

Redemption Premium	Redemption premium payable at the end of each year in the event of prepayment / repayment will be calculated to provide the stipulated yeild as given in Annexure A.

ICICI Bank Benchmark Advance Rate (I-Bar) for the calculation of yeild will be reset at the end of every 12 months and will be applicable only from the reset date.
In addition to the above terms and conditions, the General Conditions (GC-C-1999) will also apply to the Facility
Annexure A
REDEMPTION PREMIUM PAYABLE ON PREPAYMENT

YEAR OF REPAYMENT	YIELD FOR CALCULATION
/ PREPAYMENT	OF REDEMPTION PREMIUM
Mar 20, 2007	I-BAR-3.25%
Mar 20, 2008	I-BAR-3.25%
Mar 20, 2009	I-BAR-3.00%
Mar 20, 2010	I-BAR-3.00%
Mar 20, 2011	I-BAR-2.50%
August 20, 2012	I-BAR-2.00%

For INDIA FOILS LIMITED

(signed)	(signed)
Authorised Signatory	Authorised Signatory

Annexure B
AMORTIZATION SCHEDULE
COMPANY NAME	INDIA FOILS LTD
ASSISTANCE TYPE	CORPORATE LOAN

	Installment of principal	Principal amount of the facility
Due Dates for	amount of the facility	outstanding after each payment
Payment	(in Rs)	(in Rs)
20-Nov-08	15,625,000	234,375,000
20-Feb-09	15,625,000	218,750,000
20-May-09	15,625,000	203,125,000
20-Aug-09	15,625,000	187,500,000
20-Nov-09	15,625,000	171,875,000
20-Feb-10	15,625,000	156,250,000
20-May-10	15,625,000	140,625,000
20-Au9-10	15,625,000	125,000,000
20-Nov-10	15,625,000	109,375,000
20-Feb-11	15,625,000	93,750,000
20-May-11	15,625,000	78,125,000
20-Aug-11	15,625,000	62,500,000
20-Nov-11	15,625,000	46,875,000
20-Feb-12	15,625,000	31,250,000
20-May-12	15,625,000	15,625,000
20-Aug-12	26,625,000 *	—

*	Including redemption premium of Rs.11.0 million.

For INDIA FOILS LIMITED

(signed)	(signed)
Authorised Signatory	Authorised Signatory

4